Exhibit 10.3

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of [*], 2021 (“Agreement”), by and among NOVA VISION ACQUISITION CORP., a British Virgin Islands Company (the “Company”), the initial shareholders listed on Exhibit A attached hereto (each, an “Initial Shareholder” and collectively the “Initial Shareholders”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of [*], 2021 (“Underwriting Agreement”), with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), acting as the representative of the underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 5,000,000 units (“Units”) of the Company, plus an additional 750,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one ordinary share of the Company, par value $0.0001 per share (an “Ordinary Share”), and one redeemable warrant, each redeemable warrant entitling its holder to purchase one-half (1/2) of one Ordinary Share at an exercise price of $11.50 per full Ordinary Share, all as more fully described in the Company’s final Prospectus, dated [*], 2021 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-[*]) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on [*], 2021 (“Effective Date”).

WHEREAS, the Initial Shareholders have agreed as a condition of the sale of the Units to deposit their Insider Shares (as defined in the Prospectus), as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or prior to the date hereof, each of the Initial Shareholders delivered to the Escrow Agent certificates representing such Initial Shareholder’s respective Escrow Shares, together with applicable share powers, to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Shareholders acknowledges that the certificate representing such Initial Shareholder’s Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.

3.1 The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date hereof and ending on the earlier of (x) 150 calendar days after the date on which the closing price of the Ordinary Share equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination (as described in the Registration Statement, hereinafter a “Business Combination”)and (y) twelve months after the date of the consummation of an initial Business Combination. The Company shall promptly provide written notice of the consummation of an initial Business Combination and the completion of the Escrow Period to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Shareholder’s Escrow Shares (and any applicable share power) to such Initial Shareholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, any time after the Company consummates an initial Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of such entity having the right to exchange their Ordinary Shares for cash, securities or other property, then the Escrow Agent will, upon receipt of a written notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Shareholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

3.2 Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 750,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Initial Shareholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by each such holder determined by multiplying (a) the product of (i) 750,000 multiplied by (ii) a fraction, (x) the numerator of which is the number of Escrow Shares held by each such holder, and (y) the denominator of which is the total number of Escrow Shares, by (b) a fraction, (i) the numerator of which is 750,000 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 750,000. The Company shall promptly provide written notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

4. Rights of Initial Shareholders in Escrow Shares.

4.1 Voting Rights as a Shareholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Shareholders shall retain all of their rights as shareholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Shareholders, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) to the Company’s pre-IPO shareholders, or to the Company’s officers, directors, advisors and employees, (ii) if the Initial Shareholder is an entity, as a distribution to partners, members or shareholders of the Initial Shareholder upon the liquidation and dissolution of the Initial Shareholder, (iii) by bona fide gift to a member of the Initial Shareholder’s immediate family or to a trust, the beneficiary of which is the Initial Shareholder or a member of the Initial Shareholder’s immediate family for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death of the Initial Shareholder, (v) pursuant to a qualified domestic relations order, (vi) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (vii) by private sales made in connection with the consummation of a Business Combination at prices no greater than the price at which the Private Units were originally purchased or (viii) to the Company for cancellation in accordance with Section 3.2 above or in connection with the consummation of a Business Combination, in each case, except for clause (viii), on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Initial Shareholder transferring the Escrow Shares.

4.4 Insider Letters. Each of the Initial Shareholders has executed a letter agreement with EF Hutton and the Company, dated as indicated on Exhibit A hereto, and the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Shareholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2 Third Party Beneficiaries. Each of the Initial Shareholders hereby acknowledges that EF Hutton is a third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of EF Hutton.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, by electronic mail or by facsimile transmission and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Nova Vision Acquisition Corp.

Room 602, 6/F

168 Queen’s Road Central

Central, Hong Kong

Attn: Eric Ping Hang Wong

E-mail: ericwong@novavisionacquisition.com

If to a Shareholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attn: Reorg Department

A copy (which copy shall not constitute notice) sent hereunder shall be sent to:

EF Hutton

division of Benchmark Investments, LLC

17 Battery Pl Suite 625

New York, NY 10004

Attn: [*]

Facsimile: [*]

and:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Lawrence Venick, Esq.

E-mail: lvenick@loeb.com

and:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Attn: Barry Grossman, Esq.

Email: bigrossman@egsllp.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COMPANY:

NOVA VISION ACQUISITION CORP.

By:
Name:	Eric Ping Hang Wong
Title:	Chief Executive Officer

INITIAL SHAREHOLDERS:

Nova Pulsar Holdings Limited

By:
Name:	Wing Ho Ngan
Title:	Director

Poseidon Ocean Corporation

By:
Name:	Kin Stephen Sze
Title:	Director

Eric Ping Hang Wong

Tin Lun Brian Cheng

Philip Richard Herbert

Chun Fung Horace Ma

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

Signature Page to Nova Vision Stock Escrow Agreement

EXHIBIT A

Name and Address of Initial Shareholder[1]	Number of Shares	Date of Insider Letter
Nova Pulsar Holdings Limited	1,097,500	[*], 2021
Poseidon Ocean Corporation	200,000
Eric Ping Hang Wong	100,000
Tin Lun Brian Cheng	10,000
Philip Richard Herbert	10,000
Chun Fung Horace Ma	20,000

1 The address of each of the individuals is c/o Nova Vision Acquisition Corp., Room 602, 6/F, 168 Queen’s Road Central, Central, Hong Kong.